EXHIBIT 4.1

SECOND SUPPLEMENTAL INDENTURE

     SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of June 15, 2005, by and between URS CORPORATION, a Delaware corporation (the “Company”) and U.S. BANK NATIONAL ASSOCIATION, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

     WHEREAS the Company heretofore executed and delivered to the Trustee an Indenture (as supplemented on June 30, 2003, the “Original Indenture”) dated as of August 22, 2002, providing for the issuance of an aggregate principal amount of $200,000,000 of 11 1/2% Senior Notes due 2009 (the “Notes”) (capitalized terms defined in the Original Indenture have the same meanings for purposes of this Supplemental Indenture);

     WHEREAS, Section 9.02 of the Indenture provides, among other things, that, with the written consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Notes then outstanding, the Company and the Trustee may amend the Original Indenture, except as provided therein;

     WHEREAS, the Company desires to amend or delete certain provisions to the Original Indenture;

     WHEREAS, all action on the part of the Company necessary to authorize its execution, delivery and performance of the Original Indenture, as further supplemented by this Supplemental Indenture, has been duly taken;

     WHEREAS, the Company has solicited the consent of the Holders of the Notes to amendments (the “Amendments”) to certain provisions of the Indenture pursuant to that certain Offer to Purchase and Consent Solicitation Statement dated June 1, 2005 (the “Offer to Purchase”);

     WHEREAS, the Holders of at least 66 2/3% in aggregate principal amount of the Notes have consented to the Amendments and such consents have been received by the Company and the Trustee and have become effective in accordance with Section 9.03 of the Indenture;

     WHEREAS, the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel as contemplated by Sections 9.05 and 11.03 of the Original Indenture and an Officers’ Certificate as contemplated by Section 11.03 of the Original Indenture;

     WHEREAS, the Company has satisfied all other conditions required under Article 9 of the Original Indenture to enable the Company and the Trustee to enter into this Supplemental Indenture; and

     WHEREAS, the Company desires to execute and deliver, and has requested the Trustee to join in the execution and delivery of, this Supplemental Indenture for the purpose of amending certain provisions of the Original Indenture.

     NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, it is mutually covenanted and agreed for the equal and ratable benefit of all Holders of the Securities as follows:

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     1. Definitions. When used herein, “Effective Time” shall mean such time as the Notes are accepted for payment by the Company pursuant to the offer made pursuant to the Offer to Purchase and the accompanying Consent and Letter of Transmittal. All other capitalized terms used but not defined herein shall have the same meanings as in the Original Indenture.

     2. Amendments to Original Indenture.

          (a) Deleted Definitions. At the Effective Time, Section 1.01 of the Original Indenture shall be amended by deleting the definition of each term that is used in the Original Indenture only in the Sections or subsections thereof that are deleted pursuant to Section 2(b) or (c) hereof.

          (b) Deleted Provisions. At the Effective Time, the text of each of the following Articles, Sections, subsections or clauses of the Original Indenture shall be deleted in its entirety and replaced, in each case, by the words “Intentionally Omitted”:

Section 4.03	(Limitation on Incurrence of Indebtedness)

Section 4.04	(Limitation on Restricted Payments)

Section 4.05	(Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries)

Section 4.06	(Limitation on Issuances of Guarantees by Restricted Subsidiaries

Section 4.07	(Limitation on Transactions with Shareholders and Affiliates

Section 4.08	(Limitation on Liens)

Section 4.09	(Limitation on Sale/Leaseback Transactions)

Section 4.10	(Limitation on Asset Sales)

Section 4.11	(Repurchase of Notes upon a Change of Control)

Section 4.12	(Existence)

Section 4.13	(Payment of Taxes)

Section 4.14	(Maintenance of Properties and Insurance)

Section 4.16	(Compliance Certificates)

Section 4.17	(Commission Reports and Reports to Holders)

Section 4.19	(Designation of “Designated Senior Indebtedness”)

Section 5.01	(When Company May Merge, Etc.)

          (c) Amended Provisions. At the Effective Time, the text of Section 6.01 shall be amended and restated in its entirety to read as follows:

     “SECTION 6.01 EVENTS OF DEFAULT. Any of the following events shall constitute an “Event of Default” hereunder:

     (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

     (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

     (c) [Intentionally Omitted.]

     (d) the Company or any Subsidiary Guarantor defaults in the performance of or breaches any other covenant or agreement of the Company in this Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or

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breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

     (e) [Intentionally Omitted.]

     (f) [Intentionally Omitted.]

     (g) [Intentionally Omitted.]

     (h) [Intentionally Omitted.]

     (i) except as permitted by this Indenture, any Subsidiary Guarantor repudiates its obligations under its Note Guarantee or any Note Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.”

     3. Amendments to the Notes. At the Effective Time, the text of Section 14 of each of the Notes shall be amended and restated in its entirety to read as follows:

     “14. Defaults and Remedies

     Any of the following events constitutes an “Event of Default” under the Indenture:

     (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

     (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

     (c) [Intentionally Omitted.]

     (d) the Company or any Subsidiary Guarantor defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

     (e) [Intentionally Omitted.]

     (f) [Intentionally Omitted.]

     (g) [Intentionally Omitted.]

     (h) [Intentionally Omitted.]

     (i) except as permitted by the Indenture, any Subsidiary Guarantor repudiates its obligations under its Note Guarantee or any Note Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.

           If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee may, and at the direction of the Holders of at least 25% in aggregate principal amount of the Notes then

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outstanding shall, declare all the Notes to be due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of not less than 66 2/3% in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power.”

     4. Miscellaneous.

          (a) Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

          (b) Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

          (c) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

          (d) Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

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     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

COMPANY:

URS Corporation

By:	/s/ Judy L. Rodgers
Name: Judy L. Rodgers
Title: Vice President Corporate Treasurer

Trustee:

U.S. Bank National Association

By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President